UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Heritage Insurance Holdings, Inc.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Heritage Insurance Holdings, Inc.

1401 N Westshore Blvd,

Tampa, Florida 33607

April 30, 2026

To Our Stockholders:

On behalf of the Board of Directors and management of Heritage Insurance Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders to be held on Wednesday, June 10, 2026 at 10:00 a.m. ET. Our annual meeting will be held as a “hybrid meeting” which means that we will host the meeting in person at The Grand Hyatt Tampa, 2900 Bayport Drive, Tampa, Florida 33607 and also enable remote participation, including voting, via the Internet. Accordingly, you will be able to attend the annual meeting virtually and vote and submit questions by visiting meetnow.global/MLWAMA4.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting including the nominees for election as directors. You may also find electronic copies of these documents online at http://www.edocumentview.com/HRTG.

The purpose of the meeting is to consider and vote upon proposals to (i) elect six directors, (ii) ratify the appointment of our independent registered public accounting firm for 2026, (iii) approve, on an advisory basis, the compensation of our named executive officers, (iv) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers and (v) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting, your vote is important. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the meeting in person or virtually at meetnow.global/MLWAMA4. Full instructions for attending the meeting are contained in the proxy statement and in the enclosed proxy card.

Sincerely yours,

Richard Widdicombe

Chairman

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 30, 2026.

This proxy statement and our 2025 Annual Report are available online at

http://www.edocumentview.com/HRTG

NOTICE OF 2026 ANNUAL MEETING

OF STOCKHOLDERS

OF HERITAGE INSURANCE HOLDINGS, INC.

Date and Time:	Wednesday, June 10, 2026 at 10:00 a.m. ET.

Location:	(1) In person at The Grand Hyatt Tampa, 2900 Bayport Drive, Tampa, Florida 33607; and (2) Virtually via live audio webcast at meetnow.global/MLWAMA4.

Admission:

Only stockholders of Heritage Insurance Holdings, Inc. (the “Company”) or their duly authorized proxies may attend the annual meeting.

If you plan to attend the meeting in person, you must present photo identification, such as a driver’s license when you arrive. Beneficial owners must also provide evidence of Company common stock holdings, such as a recent brokerage account or bank statement.

If you plan to attend the meeting virtually, you may do so by visiting the link meetnow.global/MLWAMA4. By visiting this link, you will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting. To participate in the annual meeting, you will need the 15-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will not be able to use their broker issued control number to access the meeting. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting virtually. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Record Date:	April 16, 2026

Voting:	Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. Cumulative voting is not permitted.

Items of Business:

(1) To elect six members of the Board of Directors to serve until the 2027 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

(3) To approve, on an advisory basis, the compensation of our named executive officers;

(4) To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and

(5) To transact such other business as may properly come before the meeting.

EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR SHARES BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 10, 2026: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at http://www.edocumentview.com/HRTG.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Items to be Voted on at the 2026 Annual Meeting of Stockholders

Proposals		Board of Directors’ Recommendation
PROPOSAL 1	Elect six members of the Board of Directors to serve until the 2027 Annual Meeting of Stockholders or until their respective successors are elected and qualified	FOR
PROPOSAL 2	Ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR
PROPOSAL 3	Approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”	FOR
PROPOSAL 4	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, which we refer to as “Say on Frequency”	ONE YEAR

Director Nominees

			Committee Memberships
Name	Director Since	Independent	AC	CC	CGN
Ernie Garateix (CEO)	2020	No
Richard Widdicombe (Chairman)	2012	Yes
Pete Apostolou	2012	Yes		M	C
Irini Barlas	2014	Yes	C, F		M
Joseph Vattamattam	2014	Yes	M, F	M
Paul L. Whiting	2023	Yes	M, F	C	M

AC:	Audit Committee	CGN:	Corporate Governance and Nominating Committee
CC:	Compensation Committee	M:	Member
C:	Chair	F:	Financial Expert

Shareholder Engagement

In 2025, we continued our proactive shareholder outreach efforts and actively engaged with our institutional investors on a variety of corporate governance matters, including the alignment of our executive compensation program with the interests of our shareholders. We held targeted investor meetings on a variety of these matters, continued our assertive outreach campaign and executed on our strategy to attract new categories of investors to broaden our shareholder base.

Our investor relations efforts have been geared toward invigorating investor interest through strategic engagement, transparent financial communication, and a commitment to keeping investor relations materials current and compelling. We welcome the opportunity to engage with our shareholders on matters important to them and take that feedback into account in our decision-making process.

Corporate Governance

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below.

What We Do	What We Don’t Do
Over 75% of the directors are independent	No shareholder rights plan, commonly known as a “poison pill”

Board Committees comprised entirely of independent directors	Limited perquisites

Directors elected annually for one-year terms	No stock options granted below fair market value

Short and long-term incentives designed to deliver long-term growth and drive shareholder value	No special supplemental executive retirement programs or pensions

Maintain a compensation program that is heavily performance-based and uses multiple performance measures	No repricing or backdating of stock options without shareholder approval

Compensation benchmarked to peer and market data during compensation decision-making process	No acceleration of vesting of equity awards in connection with terminations, absent a change in control

Utilize independent compensation consultant reporting directly to the Compensation Committee	No tax gross-ups on perquisites

No liberal change in control definition in equity plans or employment agreements

Progress on Strategic Initiatives

Strategic Profitability Initiatives

We have focused on three main strategic initiatives aimed at achieving consistent long-term quarterly earnings and driving shareholder value, including:

•	Generating underwriting profit through rate adequacy and more selective underwriting

•	Allocating capital to products and geographies that maximize long-term returns

•	Targeting a balanced and diversified portfolio

Fulfilled Strategic Profitability Initiatives in 2025

•	Re-opened profitable geographies and allocated capital to sustain profits and margin on a measured basis

•	Persistent underwriting discipline and focus on rate adequacy, with rate adequacy achieved in over 90% of our territories as of December 31, 2025

•	Continued data driven analytics

•	Enhanced customer service and claims capabilities

•	Leveraged infrastructure and capabilities to foster future growth

Proxy Statement for the Annual Meeting of Stockholders of

HERITAGE INSURANCE HOLDINGS, INC.

To Be Held on June 10, 2026

i

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	36

OTHER INFORMATION	37

Stockholder Proposals for the 2027 Annual Meeting	37

Expenses of Solicitation	37

“Householding” of Proxy Materials	37

Available Information	37

ii

HERITAGE INSURANCE HOLDINGS, INC.

1401 N Westshore Blvd,

Tampa, Florida 33607

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 30, 2026 in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Heritage Insurance Holdings, Inc., a Delaware corporation (the “Company”). We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you reach a decision on voting your shares of common stock. Only common stockholders of record at the close of business on April 16, 2026, the record date, are entitled to notice of, and to vote at, the meeting, with each share entitled to one vote. We have no other voting securities other than our common stock.

Questions and Answers about Voting and the Annual Meeting

When and where is the annual meeting being held?

We will hold the annual meeting on June 10, 2026, at 10:00 a.m. ET, at The Grand Hyatt Tampa, 2900 Bayport Drive, Tampa, Florida 33607 and also virtually via live audio webcast at meetnow.global/MLWAMA4. You will need the 15-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials to access the meeting virtually. Beneficial owners will not be able to use their broker issued control number to access the meeting.

What if I have trouble accessing the annual meeting virtually?

The virtual meeting platform is fully supported across most internet browsers and devices running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can attend the annual meeting?

Only stockholders of the Company or their duly authorized proxies may attend the annual meeting.

To attend the annual meeting in person, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of Company common stock holdings, such as a recent brokerage account or bank statement.

To attend and participate in the annual meeting virtually, you will need the 15-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to meetnow.global/MLWAMA4 prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system. Beneficial owners will not be able to use their broker issued control number to access the meeting. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting virtually. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Do I need to register to attend the annual meeting virtually?

Registration is only required if you are a beneficial owner. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Can I ask questions at the annual meeting if I attend virtually?

Stockholders who virtually attend the annual meeting will have the ability to submit questions prior to and during the meeting via the annual meeting website at meetnow.global/MLWAMA4. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted both virtually and in person during the meeting that are pertinent to the meeting matters, as time permits. Rules for the meeting will be no different than if it was solely an in-person meeting. Professional conduct is appreciated and all question and answer sessions will be conducted at the appropriate time during the meeting. Questions relevant to annual meeting matters will be answered during the meeting, subject to time constraints. To ensure that as many stockholders as possible are able to ask questions during the annual meeting, each stockholder will be permitted no more than two questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Responses to questions relevant to annual meeting matters that are not answered during the meeting will be posted at www.heritagepci.com on the “Investors” page.

Who can vote at the annual meeting?

The record date for the annual meeting is April 16, 2026. You may vote all shares of the Company’s common stock that you own as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 30,349,925 shares of our common stock were outstanding.

Will my vote be disclosed to anyone?

Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

How can I vote if I am the record holder of my shares?

If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy in the following ways:

1.	By Telephone — You can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions on the proxy card.

2.	By Internet —

•

Before the annual meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day; or

•	During the annual meeting – You may attend the meeting in-person or virtually and vote during the meeting by following the instructions provided on the enclosed proxy card.

3.

In Person — Written ballots will be available at the meeting if you attend the meeting in person and wish to vote your shares at the meeting. If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

4.	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card. You cannot vote by mail with a notice document.

How can I vote if my shares are held beneficially through a broker?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you can vote in the following two ways:

1.	By Following Broker’s Voting Instructions — You have the right to direct your broker, bank or nominee on how to vote and can do so by following the voting instructions you receive from your broker. Beneficial owners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If you are a beneficial owner and your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•

Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. If you do not direct your broker, your broker cannot vote your shares on non-discretionary items. We refer to these as “broker non-votes.” As such, it is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares with respect to that proposal in their discretion.

2.	By Attending the Annual Meeting —You are also invited to attend the annual meeting either in person or virtually and vote your shares at the meeting.

If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting along with proper evidence of Company common stock holdings, such as a recent brokerage account or bank statement.

If you want to attend and vote virtually at the annual meeting, you must obtain a legal proxy from your broker and present it by registering at least three business days prior to the meeting date.

For more instructions concerning the registration process, please see the section “Annual Meeting Procedures” on page 5.

What is the quorum required for the meeting to be held?

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person, virtually or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items.

Can I change my vote after I return my proxy card?

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, Inc., 1401 N. Westshore Blvd., Tampa, Florida 33607; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person or virtually at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person or virtually at the meeting. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person or virtually at the meeting.

What is the vote required to elect directors?

Directors will be elected by a plurality of the votes present in person, virtually or by proxy and entitled to vote at the annual meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Abstentions and broker non-votes will have no impact on the election of directors.

What is the vote required to adopt all other proposals on the agenda?

Proposal 2, the ratification of Plante & Moran, PLLC’s appointment as our independent registered public accounting firm for fiscal year 2026, is an advisory vote. This means the Audit Committee is not obligated to change auditors based on the outcome of the vote. Approval of the ratification proposal requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC. Although the vote on the proposal is non-binding, the Audit Committee will review the results of the vote and take them into account in making determinations concerning the Company’s independent registered public accounting firm.

Proposal 3, Say on Pay, is an advisory vote. This means that while we ask stockholders to approve the resolution, this is not an action that requires stockholder approval, and the outcome of the vote is not binding on the Board or the Compensation Committee. Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the approval of the Say on Pay proposal. Although the vote on the proposal is non-binding, the Board and the Compensation Committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

Proposal 4, Say on Frequency, is an advisory vote. This means that while we ask stockholders to approve the resolution, this is not an action that requires stockholder approval, and the outcome of the vote is not binding on the Board or the Compensation Committee. We will consider that the stockholders have recommended the option (three, two or one year) that receives the greatest number of votes cast. Although the vote on the proposal is non-binding, the Board and the Compensation Committee will review the results of the vote and take them into account concerning the frequency of such advisory vote.

What are the consequences if I choose not to vote on a specific proposal?

You may “withhold” your vote with respect to any nominee in the election of directors and may “abstain” from voting on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. “Withhold” votes with respect to any nominee for director will have no effect on the election of directors. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for fiscal year 2026 and against Say on Pay. Broker non-votes will have no effect on the election of directors, Say on Pay or Say on Frequency. There will be no broker non-votes with respect to the ratification of Plante & Moran, PLLC’s appointment as our independent registered public accounting firm for fiscal year 2026, as it is a discretionary item.

What happens if additional matters are presented at the annual meeting?

Other than the four proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Richard Widdicombe and Ernie Garateix, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting, including matters of which the Company did not receive timely notice. If any of our nominees for director are unavailable or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be properly nominated by the Board.

Annual Meeting Procedures

In Person Admission

Only stockholders of the Company or their duly authorized proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of Company common stock holdings, such as a recent brokerage account or bank statement.

Virtual Admission – Record Holders

To participate virtually at the annual meeting, stockholders of record will need the 15-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the meeting virtually and you have your control number, please go to meetnow.global/MLWAMA4 prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system.

Virtual Admission - Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. Beneficial owners must register in advance if they want to attend, ask questions, and/or vote at the annual meeting virtually.

Beneficial owners may register in advance of the annual meeting by submitting proof to Computershare, our transfer agent, of their legal proxy power as received from their broker or bank. This submission should include the beneficial owner’s name, email address, and the number of Company shares held as of the record date. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 5, 2026. Computershare will provide the beneficial owner confirmation of registration by email after it receives the registration materials.

Requests for advance registration should be directed to Computershare through either of the following methods:

By email:	Beneficial owner may forward the email from its broker granting it legal proxy, or may attach an image of its legal proxy, to legalproxy@computershare.com; or

By mail:	Beneficial owner may mail its legal proxy granted by its broker to:

Computershare
Attn: Heritage Insurance Holdings, Inc. – Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the annual meeting.

Stockholder List

The stockholder list will be available for examination during normal business hours for ten days prior to the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1401 N Westshore Blvd, Tampa, Florida 33607.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

The size of the Board is currently set at six members. At the annual meeting, the stockholders will elect six directors to serve until the 2027 annual meeting of stockholders or until their respective successors are elected and qualified. Any vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

Assuming a quorum is present, the six nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Corporate Governance and Nominating Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NYSE. Currently, five of our six director nominees are independent. See page 14 for a further discussion of director independence.

The Corporate Governance and Nominating Committee seeks candidates with strong experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, risk management and leadership development.

The Corporate Governance and Nominating Committee also believes that the nominees, each of whom is a current director, has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Corporate Governance and Nominating Committee believes that each of the nominees is committed to devoting significant time and energy to service on the Board and its committees.

DIRECTOR NOMINEES

The following provides certain information with respect to our director nominees as of April 16, 2026.

Name	Age	Position
Ernie Garateix	54	Director and CEO
Richard Widdicombe	67	Chairman of the Board
Pete Apostolou(1)(2)	51	Director
Irini Barlas(1)(3)	54	Director
Joseph Vattamattam(2)(3)	49	Director
Paul L. Whiting(1)(2)(3)	82	Director

(1)	Current member of our Corporate Governance and Nominating Committee.
(2)	Current member of our Compensation Committee.
(3)	Current member of our Audit Committee.

Ernie Garateix. Mr. Garateix has served as our Chief Executive Officer and as a member of our Board since December 2020. Prior to that, he served as our Chief Operating Officer since December 2014. Prior to that, from August 2012 to December 2014, Mr. Garateix served as our Executive Vice President. Prior to joining us, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007. Mr. Garateix brings to the Board an in-depth knowledge of the insurance industry gained from his service in senior positions at the Company and his years of leadership experience at insurance carriers.

Richard Widdicombe. Mr. Widdicombe is our Chairman and has served on our Board since we began operations in August 2012, and as our President from August 2012 until December 2020. He was previously our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the Board an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Pete Apostolou. Mr. Apostolou has served on our Board since we began operations in August 2012. Mr. Apostolou’s expertise includes an in-depth knowledge of the Florida commercial and residential real estate market with a focus on the greater Tampa Bay area. His experience includes serving as a real estate broker, as well as former ownership of Central Title Services, which he founded in 2015 and Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies in the greater Tampa Bay area.

Irini Barlas. Ms. Barlas brings over two decades of operational and managerial expertise in the financial services sector to our Board, where she has served since August 2014. Ms. Barlas has served in various roles at Megastar Advisors LLC, an insurance marketing organization, including as Chief Financial Officer since January 2014, Chief Talent Officer since June 2024 and Chief Operating Officer from January 2014 through May 2024. From February 2010 through May 2022, Ms. Barlas also served as the Chief Financial Officer of Barlas Tax & Financial Group, LLC, a provider of tax, insurance, and investment services. Prior to this, Ms. Barlas worked as an auditor at Grant Thornton LLP from January 2009 to January 2010. Throughout her tenure, Ms. Barlas has held key management roles. Moreover, Ms. Barlas is a Certified Public Accountant (CPA) with a master’s degree in accounting, and she remains an active member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Barlas has a strong operational background and brings to the Board extensive experience in financial statement preparation, reporting, and analysis.

Joseph Vattamattam. Mr. Vattamattam has served on our Board since April 2014. Mr. Vattamattam is the President of Healthmap Solutions, a specialty population health management company focusing on patients living with kidney disease, amongst other chronic conditions, a position he has held since October 2020. He served as the CEO of Healthmap Solutions from July 2013 to October 2020. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam also serves as a Director on the Advent Health Carrollwood Foundation board, a position he has held since January 2020. Mr. Vattamattam brings to the Board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Paul L. Whiting. Mr. Whiting has served on our Board since March 2023. Mr. Whiting previously served as a member of the board of directors of Sykes Enterprises, Inc. from December 2003 to May 2019 and Teco Energy, Inc from February 2004 until July 2016. Mr. Whiting was President of Seabreeze Holdings, Inc., a privately held investment company from 1967 to December 2023. Mr. Whiting currently is a private investor. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Whiting is Director Emeritus of The Bank of Tampa and The Tampa Bay Banking Co. Mr. Whiting also serves on the boards of various civic organizations, including, among others, Academy Prep Foundation and Academy Prep Centers in the Florida cities of Lakeland, St. Petersburg and Tampa, which are full-scholarship, private college preparatory middle schools for low-income children. Mr. Whiting brings to the Board senior executive management, leadership skills and board oversight experience, including experience with regulated businesses.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors at the annual meeting. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Plante & Moran, PLLC (“Plante & Moran”) has served as our independent registered public accounting firm since June 2018 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Plante & Moran to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm but is not bound by the stockholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and our stockholders.

Representatives of Plante & Moran are expected to be available at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting virtually or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the current fiscal year.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

Proposal 3: Advisory Vote on Executive Compensation

We are providing stockholders an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in this proxy statement in the Executive Compensation section beginning on page 20, including the compensation tables and the related narrative disclosure. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years, and the Company has determined to hold the Say on Pay vote every year.

We encourage stockholders to review the Executive Compensation section, including the compensation tables and the related narrative disclosure beginning on page 20 of this proxy statement. As discussed in the Executive Compensation section, we believe that our compensation policies and decisions further our objectives to: (i) reward superior financial and operational performance; (ii) motivate our executive officers to build and grow our business profitably; (iii) align the interests of our executive officers with those of our stockholders; and (iv) enable us to attract, retain and motivate qualified executive officers.

At the 2025 annual meeting, we held our Say on Pay vote and approximately 78% of the votes cast on the proposal were in favor of our named executive officers’ compensation. We continued our shareholder outreach efforts during 2025 and early 2026. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. More information on our executive compensation programs can be found below in the section “Executive Compensation”.

On the basis of the compensation of our named executive officers described in this proxy statement in the Executive Compensation section, including the compensation tables and the related narrative disclosure found within this proxy statement, we are requesting that our stockholders vote on the following resolution:

“RESOLVED, that the stockholders of Heritage Insurance Holdings, Inc. (“Heritage”) approve, on an advisory basis, the compensation of Heritage’s named executive officers, as described in the Executive Compensation section, including the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in Heritage’s 2026 Annual Meeting proxy statement.”

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Required Vote

The approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE EXECUTIVE COMPENSATION SECTION.

Proposal 4: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act requires us to provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to whether future Say on Pay advisory votes on the compensation of our named executive officers should occur every one, two or three years. You have the option to vote for any of the three options, or to abstain from casting a vote. We are required to hold a vote on the frequency of Say on Pay proposals every six years.

After careful consideration, our Board recommends that we conduct an advisory vote on executive compensation annually. Our Board believes that a frequency of every year for the Say on Pay vote on executive compensation is the best approach for the Company and our stockholders. An annual advisory vote provides more frequent stockholder feedback to our Board and the Compensation Committee regarding our executive compensation programs and policies. Our Board and Compensation Committee intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our stockholders.

Required Vote

The approval of the Say on Frequency proposal requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting and entitled to vote thereon. If a majority of the votes cast do not favor any one of the three frequencies (three, two or one year), then we will consider that the stockholders have recommended the frequency that receives the greatest number of votes cast.

THE BOARD RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board maintains flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chairman of the Board and CEO should be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined, based upon the Company’s best interests in light of the dynamic environment in which it operates, the Board’s assessment of the Board’s leadership, and the Company’s needs from time to time. Currently, the offices of the Chief Executive Officer and Chairman of the Board are separated. The Board considered that separating these offices would allow the CEO to focus on the strategic direction of the Company and the day to day leadership and performance of the Company, while allowing for the Chairman to provide guidance to the CEO, set the agenda for the Board meetings and preside over meetings of the Board.

Board of Directors Role in Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Meetings and Committees of the Board of Directors

During 2025, the Board held four meetings. During 2025, each director attended all of (i) the meetings of the Board held during the period in which he or she was a director and (ii) the meetings of the committees of the Board on which he or she served. The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee which operate under written charters adopted by the Board.

At the Board meetings, non-management directors of the Company meet regularly in executive session without management in accordance with NYSE listing standards. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. Mr. Widdicombe presided over executive sessions of the Board during 2025. In 2025, the non-management directors met in executive session four times. At each executive session, a presiding non-management director chosen by a majority of the directors present presides over the session.

Audit Committee. Ms. Barlas and Messrs. Vattamattam and Whiting currently serve on the Audit Committee. Ms. Barlas serves as the chair of the Audit Committee and, subject to her re-election, the Board has selected Ms. Barlas to continue as chair of the Audit Committee. The Audit Committee is composed of non-employee directors, each of whom is independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable listing standards of the NYSE. The Board has determined that each of Ms. Barlas and Messrs. Vattamattam and Whiting meets the requirements of an audit committee financial expert under SEC rules. During 2025, the Audit Committee held four meetings.

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the Company’s information system controls and security.

Compensation Committee. Messrs. Apostolou, Vattamattam and Whiting currently serve on the Compensation Committee. Mr. Whiting serves as the chair of the Compensation Committee, and subject to his re-election, the Board has selected Mr. Whiting to continue as chair of the Compensation Committee. The Compensation Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE, including the heightened independence requirements specific to compensation committee members. During 2025, the Compensation Committee held four meetings.

The Compensation Committee is responsible for, among other things:

•	discharging the Board’s responsibilities relating to the compensation of the Company’s directors, Chief Executive Officer and other executive officers;

•	reviewing key employee compensation goals, policies, plans and programs, including management development and succession plans;

•	reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers;

•	approving, evaluating and administering the Company’s stock plans and other incentive compensation plans; and

•	overseeing and administering the Company’s executive compensation clawback policies.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2025 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee. Ms. Barlas and Messrs. Apostolou and Whiting currently serve on the Corporate Governance and Nominating Committee. Mr. Apostolou currently serves as the chair of the Corporate Governance and Nominating Committee, and subject to his re-election, the Board has selected Mr. Apostolou to continue as chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE. During 2025, the Corporate Governance and Nominating Committee held four meetings.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommend to the Board director nominees for the next annual meeting of stockholders;

•	developing and recommending to the Board matters of corporate governance, including the Corporate Governance Guidelines;

•	recommending to the Board director nominees for each committee of the Board;

•	overseeing the evaluation of the Board and management;

•	reviewing annually our Code of Business Conduct and Ethics; and

•	monitoring and assisting the Board in determining the independence of each director and director nominee.

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Board regularly assesses its size, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of recommendation, including from stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with our Bylaws. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary.

For purposes of potential nominees to be considered at the 2027 annual stockholders’ meeting, the Corporate Secretary must receive this information during the timeframe described under the heading “Stockholder Proposals for the 2027 Annual Meeting,” in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residential address, principal occupation or employment, the number of shares beneficially owned by the candidate and other information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the nominating stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2025, we did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of our executive officers or directors. Our Board has affirmatively determined that each of Ms. Barlas and Messrs. Apostolou, Vattamattam, Whiting and Widdicombe is an “independent director,” as defined under the rules of the NYSE. In making the independence determination, the Board considered the current and prior relationship that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant. Mr. Garateix is not independent as he is our Chief Executive Officer. With respect to Mr. Widdicombe, the Board considered the consulting services provided by Mr. Widdicombe to the Company, as described in the section “Director Compensation” in determining his independence.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our Chief Accounting Officer and our other executive officers. The Code of Ethics is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.”

Only the Board or an appointed committee may grant a waiver of the Code of Ethics for our executive officers or directors, and any such waiver will be disclosed to the extent required by law or the listing requirements of the NYSE. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Governance Documents

Current copies of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available at www.heritagepci.com on the “Investors” page listed as

“Governance Documents” under the heading “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available on that same page. Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kirk Lusk, Chief Financial Officer and Corporate Secretary, Heritage Insurance Holdings, 1401 N. Westshore Blvd., Tampa, FL 33607.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. In 2025, six directors attended the annual stockholders’ meeting.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages as of April 16, 2026, titles and biographies are set forth below.

Ernie Garateix, 54, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Garateix’s business experience.

Kirk Lusk, 65, has served as our Chief Financial Officer since April 2018 and served as our Co-Chief Financial Officer from January 2018 to that date. Prior to joining us, from January 2013 to February 2018, Mr. Lusk served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired in November 2017 in connection with the acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

Sharon Binnun, 64, has served as our Chief Accounting Officer since May 2016. Prior to that, she served as our Executive Vice President of Finance beginning in November 2014. Prior to joining us, Ms. Binnun served as the Executive Vice President of Cypress Property Insurance Company from July 2013 to August 2014. Prior to that, Ms. Binnun served as the Chief Financial Officer of Citizens Property Insurance Corporation from February 2007 to July 2013. Ms. Binnun’s prior employment includes Deputy Insurance Commissioner in Florida as well as a career at Deloitte & Touche. Ms. Binnun is a certified public accountant in the State of Florida.

Tim Moura, 53, has served as the President of our subsidiary company, NBIC, since January 2018. Prior to joining us, from February 2014 to January 2018, Mr. Moura served as Senior Vice President of NBIC, which we acquired in November 2017. Prior to that, Mr. Moura served as Vice President of Tower Group Companies from 2010 through 2013, Regional Vice President for OneBeacon Insurance Group from 2004 to 2010 and in various management roles at MetLife Auto & Home from 1995 to 2004. Mr. Moura has over 25 years of industry experience, serving in leadership positions with both national and regional insurance carriers.

Tim Johns, 70, has served as the President of our subsidiary company, Zephyr Insurance Company, since April 2018. Prior to joining us, from June 2011 to July 2017, Mr. Johns served as a health insurance executive, including as Executive Vice President and Chief Consumer Officer, of Hawaii Medical Service Association (Blue Cross Blue Shield of Hawaii). Mr. Johns has also served as a director of Hawaiian Electric Co., Inc. since February 2005 and as trustee and/or director of private real estate-related organizations and non-profit and charitable foundations.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2026 (except as indicated below) by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers listed in the “Executive Compensation” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 21401 N Westshore Blvd, Tampa, Florida 33607.

Name and Address	Number of Shares Beneficially Owned(1)	Approximate Percent of Class(1)
MORE THAN 5% BENEFICIAL OWNERS:
Raymond T. Hyer(2)	2,399,263	7.9%
BlackRock, Inc.(3)	1,919,137	6.3%
The Vanguard Group(4)	1,646,731	5.4%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Ernie Garateix(5)	1,069,289	3.5%
Richard Widdicombe	449,047	1.5%
Pete Apostolou	167,269	*
Irini Barlas(6)	87,917	*
Joseph Vattamattam	61,060	*
Paul L. Whiting(7)	147,997	*
Kirk Lusk(8)	502,522	1.7%
Tim Moura(9)	160,045	*
All directors and executive officers as a group (10 persons)(10)	2,807,272	9.2%

*	= less than 1%
(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days of April 16, 2026. The percentages are based upon 30,349,925 shares of our common stock outstanding as of April 16, 2026. Unless otherwise indicated, each stockholder listed in the table above has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)

Based solely on a Schedule 13G/A jointly filed on August 4, 2025 by Raymond T. Hyer and the other reporting persons named therein, of the aggregate 2,399,263 shares of common stock beneficially owned, Mr. Hyer has sole voting and dispositive power over 2,059,263 shares and shared voting and dispositive power over 120,000 shares, and the other reporting persons have sole and/or shared voting and dispositive power over the remaining shares. The principal business address for Raymond T. Hyer and each of the other reporting persons is 3919 E. 7th Ave, Tampa, Florida 33605.

(3)

Based solely on a Schedule 13G filed by BlackRock, Inc. on November 8, 2024, of the 1,919,137 shares of our common stock beneficially owned, BlackRock, Inc. has (a) sole voting power with respect to 1,891,661 shares and (b) sole investment power with respect to all 1,919,137 shares. According to the filing, BlackRock, Inc. is the beneficial owner of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of our common stock: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management

Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC. The principal business address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)

Based solely on a Schedule 13G filed by The Vanguard Group on October 30, 2025, of the 1,646,731 shares of our common stock beneficially owned, The Vanguard Group has (a) sole voting power with respect to none of the shares, (b) shared voting power with respect to 174,203 shares, (c) sole investment power with respect to 1,464,363 shares and (d) shared investment power with respect to 182,368 shares. According to the filing, The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in the filing. On March 27, 2026, The Vanguard Group filed a Schedule 13G/A to disclose that as of March 13, 2026 (i) as a result of an internal realignment, it was no longer deemed to beneficially own shares of our common stock beneficially owned by certain of its subsidiaries and/or business divisions, and accordingly, it was no longer deemed to beneficially own any shares of our common stock and (ii) going forward, such subsidiaries and/or business divisions of The Vanguard Group will report beneficial ownership separately (on a disaggregated basis). The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Includes (i) an aggregate of 257,994 shares of performance-based restricted stock awarded to Mr. Garateix which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 145,299 shares of performance-based restricted stock awarded to Mr. Garateix which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 93,079 shares of unvested time-based restricted stock that vest in annual installments.

(6)	Includes (i) 68,319 shares held by the Lee M. Barlas and Irini Barlas Living Trust and (ii) 6,852 shares held by Ms. Barlas’ spouse.
(7)

Includes (i) 40,871 shares held by Whiting Family, LLC, which is controlled by Mr. Whiting and his spouse and (ii) 20,000 shares held by Paul & Gail Whiting Investments Limited, which is controlled by Mr. Whiting and his spouse.

(8)

Includes (i) an aggregate of 79,507 shares of performance-based restricted stock awarded to Mr. Lusk which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 56,980 shares of performance-based restricted stock awarded to Mr. Lusk which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 48,962 shares of unvested time-based restricted stock that vest in annual installments.

(9)

Includes (i) an aggregate of 42,525 shares of performance-based restricted stock awarded to Mr. Moura which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 18,519 shares of performance-based restricted stock awarded to Mr. Moura which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 14,439 shares of unvested time-based restricted stock that vest in annual installments.

(10)

Includes (i) an aggregate of 424,841 shares of performance-based restricted stock which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 253,918 shares of performance-based restricted stock which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 170,084 shares of unvested time-based restricted stock that vest in annual installments.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that a Form 4 to report one transaction in 2025 for Mr. Walvekar was not timely filed.

EXECUTIVE COMPENSATION

As a “smaller reporting company” through 2025, we have opted to comply with the executive compensation disclosure rules applicable to smaller reporting companies as such term is defined in the rules promulgated under the Securities Act, which requires compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of the Company who are our “named executive officers,” or the “NEOs,” for 2025. Our NEOs consist of the following persons:

•	Ernie Garateix, Chief Executive Officer

•	Kirk Lusk, Chief Financial Officer

•	Tim Moura, President, Narragansett Bay Insurance Company, our subsidiary

2025 Performance Highlights

•

Net income for the year ended December 31, 2025 was $195.6 million or $6.32 per diluted share, compared to a net income of $61.5 million or $2.01 diluted loss per share in the prior year. The increase was primarily driven by higher net premiums earned, higher investment income, a significant decrease in losses and LAE, and lower operating expenses.

•

Gross premiums written of $1.44 billion, an improvement of 0.2% from $1.43 billion in the prior year, reflecting rating actions and deployment of our managed growth initiative, while ending exposure management initiatives from prior years. These actions resulted in growth of our personal lines premium over the prior year. A reduction of written premium for commercial residential business, driven by competitive market conditions, mostly offset the growth in the personal lines gross written premium.

•	Gross premiums earned of $1.43 billion, an improvement of 1.8% from $1.41 billion in the prior year, reflecting higher gross premiums written over the last twelve months.

•

Net premiums earned of $794.2 million, an improvement of 3.4% from $767.9 million in the prior year, reflecting the higher gross earned premium coupled with a reduction in ceded premiums compared to the prior year.

•

Losses and loss adjustment expenses incurred of $313.2 million, a 29.9% improvement from $447.0 million in the prior year. The decrease primarily stems from significantly lower catastrophe losses and lower attritional losses as well as favorable net loss development. We believe the reduction of attritional losses was significant and driven largely by improvements to the quality of the book of business resulting from strategic profitability initiatives made over the last several years. Net favorable prior year loss development was $13.5 million for the current year compared to net unfavorable loss development of $25.4 million for the prior year.

•	Net loss ratio of 39.4%, an 18.8 point improvement over the prior year ratio of 58.2%, driven by the reduction of losses and LAE as described above coupled with higher net premiums earned.

•

Net expense ratio of 33.6%, down 2.4 points from the prior year amount of 36.0%, driven by lower operating expenses coupled with higher net earned premium. The decrease in policy acquisition costs is primarily driven by higher ceding commission associated with the net quota share reinsurance program while the increase in general and administrative expenses relates to higher human capital and systems costs.

•	Net combined ratio of 73.1%, a 21.1 point improvement from 94.2% in the prior year, primarily driven by lower net loss ratio and a lower net expense ratio.

•

Our focus on rate adequacy, disciplined underwriting and high service levels to our agents and policyholders, coupled with favorable weather, resulted in record earnings for the year ended December 31, 2025.

•	See “Proxy Summary—Progress on Strategic Initiatives” for information on our 2025 strategic initiatives and progress on those initiatives.

Say on Pay Vote and Shareholder Engagement

In 2025, we continued our proactive shareholder outreach efforts and actively engaged with our institutional investors on a variety of corporate governance matters, including alignment of our executive compensation program with the interests of our shareholders. We held targeted investor meetings on a variety of these matters, continued our assertive outreach campaign and executed on our strategy to attract new categories of investors to broaden our shareholder base.

Our investor relations efforts have been geared toward invigorating investor interest through strategic engagement, transparent financial communication, and a commitment to keeping investor relations materials current and compelling. We welcome the opportunity to engage with our shareholders on matters important to them and take that feedback into account in our decision-making process.

Independent Compensation Consultant

The Compensation Committee has the authority, pursuant to its charter, to retain outside advisors in its sole discretion. Historically, the Compensation Committee has retained an independent compensation consultant from time to time to review and provide independent analysis and recommendations to the Compensation Committee regarding the compensation to our NEOs based on their experience and relevant competitive market data. The Compensation Committee did not engage a compensation consultant during 2025.

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information of our NEOs for our 2025 fiscal year. Certain information regarding 2025 compensation is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ernie Garateix	2025	875,500	—	2,757,824	1,663,450	45,123	5,341,897
CEO	2024	850,000	—	1,657,500	1,490,333	336,679	4,334,512
Kirk Lusk	2025	824,000	—	947,598	782,800	55,532	2,609,930
CFO	2024	800,000	—	720,000	736,000	337,562	2,593,561
Tim Moura	2025	650,000	—	409,504	218,855	35,384	1,313,743
President, NBIC	2024	650,000	—	227,500	247,390	62,914	1,187,804

(1)

The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. For 2025, $2,101,204, $617,998 and $312,004, respectively, of this amount for Messrs. Garateix, Lusk and Moura represents the aggregate grant date fair value of performance-based restricted stock granted in 2025. The maximum number of shares of performance-based restricted stock that may be earned pursuant to such awards was issued to each NEO assuming the highest level of performance that may be achieved (200% of target for Messrs. Garateix and Moura and 150% of target for Mr. Lusk) and therefore the aggregate grant date fair value of the performance-based restricted stock assumed the highest level of performance would be achieved and as such the highest number of shares that may be earned. For 2024, $1,020,000, $400,000 and $130,000, respectively, of this amount for Messrs. Garateix, Lusk and Moura represents the aggregate grant date fair value of performance-based restricted stock granted in 2024, and the grant date fair value of such awards was computed based on achievement of the target level of performance (as compared to 2025 which utilized the maximum level of performance) with respect to the applicable performance target. See the section “Executive Compensation Program and Decisions” below for additional information regarding these restricted stock awards. For additional information on the valuation assumptions regarding these restricted stock awards, refer to Note 23 to our financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
(2)	These amounts reflect compensation earned for performance under the applicable annual cash incentive compensation program.
(3)

Mr. Garateix received an automobile allowance during 2025 and the amount disclosed for Mr. Garateix includes such allowance. In addition, the amounts disclosed for 2025 include (i) payment by the Company of the employee share of premiums under health insurance, dental insurance and vision insurance, which payment benefit is not generally available to all of the Company’s employees, in the amount of $2,424, $8,751 and $11,694 for Messrs. Garateix, Lusk and Moura, respectively; (ii) Company contributions with respect to the Company 401(k) plan in the amount of $9,272, $13,686 and $14,000 for Messrs. Garateix, Lusk and Moura, respectively; (iii) Company contributions with respect to the Company’s profit-sharing plan in the amount of $3,450 for each of Messrs. Garateix, Lusk and Moura; and (iv) premiums paid by the Company for an additional life insurance policy in the amount of $19,177, $29,645 and $6,240 for Messrs. Garateix, Lusk and Moura, respectively. The amounts do not include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits which are generally available to all of the Company’s employees: health insurance, dental insurance, vision insurance, life insurance, short-term disability insurance and long-term disability insurance. The amounts for 2024 include accrued paid time off benefits to which each named executive officer was entitled under their prior employment agreements, which benefits did not continue under their current employment agreements, in the amount of $288,433, $274,011 and $33,985 for Messrs. Garateix, Lusk and Moura, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unvested time-based and performance-based restricted stock for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2025. Each restricted stock grant is shown separately for each named executive officer.

	Stock Awards
	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Ernie Garateix	3/11/2025	36,848	(1)	$1,078,172	176,869	(4)	$5,175,187
	2/26/2024	30,271	(2)	$885,729	290,598	(5)	$8,502,897
	7/11/2023				404,412	(6)	$11,833,095
Kirk Lusk	3/11/2025	18,496	(1)	$541,194	52,020	(4)	$1,522,105
	2/26/2024	15,195	(2)	$444,606	85,470	(5)	$2,500,852
	7/11/2023				196,078	(6)	$5,737,242
Tim Moura	3/11/2025	5,472	(1)	$160,111	26,263	(4)	$768,455
	2/26/2024	4,630	(2)	$135,474	44,446	(5)	$1,300,490
	7/11/2023				98,039	(6)	$2,868,621

(1)	This time-based restricted stock award vests in three equal installments on December 15, 2025, 2026 and 2027, subject to the executive’s continued employment with the Company through such date.

(2)	This time-based restricted stock award vests in three equal installments on December 15, 2024, 2025 and 2026, subject to the executive’s continued employment with the Company through such date.
(3)

The market value of the time-based and performance-based restricted stock is calculated by multiplying the closing price of the underlying shares of common stock on December 31, 2025, or $29.26 per share, by the number of shares of restricted stock.

(4)

This performance-based restricted stock will vest, to the extent earned, following the three-year performance period ending December 31, 2027 but no later than March 30, 2028. The number of shares and market value is reflected at maximum performance level.

(5)

This performance-based restricted stock will vest, to the extent earned, following the three-year performance period ending December 31, 2026 but no later than March 30, 2027. The number of shares and market value is reflected at maximum performance level.

(5)

This performance-based restricted stock will vest, to the extent earned, following the three-year performance period ending December 31, 2025 but no later than March 30, 2026. The number of shares and market value is reflected at maximum performance level. On March 12, 2026, the performance-based restricted stock vested at the maximum level.

All awards reported in the table above were granted under the 2023 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

Executive Compensation Program and Decisions

The following is a discussion of our executive compensation program, which is based substantially on the terms of each named executive officer’s employment agreement, and the executive compensation decisions made for 2025.

Base Salary

We provide base salaries, which are intended to be generally competitive with salaries of similarly situated executives at comparable companies and are based on the executive officer’s role and responsibilities, individual job performance and experience. The base salaries for our named executive officers were initially set pursuant to their respective employment agreements.

The following table shows the 2025 base salary for each of our named executive officers:

Named Executive Officer	2025 Base Salary
Ernie Garateix	$875,500
Kirk Lusk	$824,000
Tim Moura	$650,000

Annual Cash Incentive Awards

Annual cash incentive awards are performance-based and designed to motivate and reward eligible employees who contribute positively towards our growth and business strategy. Pursuant to their employment agreements, for 2025, each of our NEOs was entitled to an annual cash incentive, as described below. Annual cash incentive awards are paid based on the performance criteria measured over a single calendar year. Based on our performance in 2024, the Board increased the rigor of the performance goals for 2025 under the net operating ratio metric (from threshold, target and maximum of 100%, 96% and 92%, respectively, in 2024 to 99%, 90% and 86%, respectively, in 2025) and the ROAE metric (from threshold, target and maximum of 4%, 8% and 12%, respectively, in 2024 to 14%, 19% and 23%, respectively, in 2025). Notwithstanding the additional rigor that was incorporated into the 2025 performance goals set at the beginning of 2025, we experienced unexpectedly low net weather and catastrophe losses totaling $77.5 million for the 2025 fiscal year, a decrease of $69.2 million from 2024. This was a factor that contributed to the achievement of the maximum payout levels for performance in 2025.

For Mr. Garateix, the performance criteria, targets and actual performance for 2025, and the payouts as a percentage of target for such performance, were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
60%	Net operating ratio*	99%	90%	86%	67%	158%
20%	ROAE**	14%	19%	23%	49%	158%
20%	Qualitative					158%

For Mr. Lusk, the performance criteria, targets and actual performance for 2025, and the payouts as a percentage of target for such performance, were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
60%	Net operating ratio*	99%	90%	86%	67%	146%
20%	ROAE**	14%	19%	23%	49%	146%
20%	Qualitative					146%

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and other income, while the denominator represents net premiums earned.

**

Return on average equity (ROAE) is calculated as net income for the year divided by the average of the stockholders’ equity at the beginning of the year and stockholders’ equity at the end of the year excluding accumulated other comprehensive income.

For Mr. Moura, the performance criteria, targets and actual performance for 2025, and the payouts as a percentage of target for such performance, were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
40%	New business sales	60,000	65,000	70,000	71,800	211%
25%	Net operating ratio*	99%	90%	86%	67%	211%
25%	Underwritten policy retention	85%	87%	89%	84.7%	89%
10%	Qualitative					180%

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and other income, while the denominator represents net premiums earned.

The following table shows the 2025 annual cash incentive awards, including the threshold, target and maximum potential payouts under those awards, and the actual payout amount, for each of our named executive officers.

Named Executive Officer	2025 Annual Cash Incentive Awards
	Threshold	Target	Maximum	Payout	% of Target
Ernie Garateix	$612,850	$1,050,600	$1,663,450	$1,663,450	158%
Kirk Lusk	$247,200	$535,600	$782,800	$782,800	146%
Tim Moura	$97,500	$123,500	$260,000	$218,855	177%

Long-Term Equity Awards

Our long-term incentive plan consists of two components: (i) annual grants of time-based restricted stock that vests in one-third annual installments, beginning with the end of the grant year and (ii) annual grants of performance-based restricted stock that vest following the conclusion of the three-year performance period. Our long-term incentive plan is designed to motivate and reward long term growth and business strategy.

Pursuant to their employment agreements, for 2025 each of our NEOs was entitled to an annual grant of time-based restricted stock and an annual grant of performance-based restricted stock. The performance criteria for the 2025 awards was weighted 50% based on our 3-year adjusted book value per share growth, which excludes cumulative dividends declared and accumulated other comprehensive income, and 50% based on our three-year total shareholder return, measured over the performance period of January 1, 2025 through December 31, 2027. The performance-based restricted stock awards are subject to the terms and conditions of an award agreement between the Company and the executive and subject to the terms and conditions of the Omnibus Incentive Plan or any other equity incentive plan approved and adopted by the Board under which the restricted stock is issued.

Time-Based Restricted Stock

The following table shows the grant date fair value of the 2025 annual grants of time-based restricted stock for each of our named executive officers.

Named Executive Officer	2025 Annual Time-Based Restricted Stock Awards
Ernie Garateix	$656,625
Kirk Lusk	$329,600
Tim Moura	$97,500

2025 Performance-Based Restricted Stock

The following table shows the grant date fair value of the 2025 annual grants of performance-based restricted stock, including the threshold, target and maximum potential payouts under those awards, for each of our named executive officers.

Named Executive Officer	2025 Annual Grants of Performance-Based Restricted Stock Awards
	Threshold	Target	Maximum
Ernie Garateix	$525,300	$1,050,600	$2,101,200
Kirk Lusk	$206,000	$412,000	$618,000
Tim Moura	$78,000	$130,000	$312,000

Vesting of Prior Performance-Based Restricted Stock

In 2023, each of our NEOs received a grant of performance-based restricted stock. The performance criteria for the 2023 awards was weighted 50% based on our three-year adjusted book value per share growth (which excludes cumulative dividends declared and accumulated other comprehensive income) with threshold, target and maximum levels of 5%, 18% and 27% growth, respectively, and 50% based on our three-year total shareholder return with threshold, target and maximum levels of 5%, 18% and 27% return, respectively, measured over the performance period of January 1, 2023 through December 31, 2025.

In early 2026, the Compensation Committee evaluated the performance of the Company’s three-year adjusted book value per share growth and three-year total shareholder return for the performance period under the 2023 awards against the pre-established criteria described above and determined that the three-year adjusted book value per share growth of 286% and three-year total shareholder return of 1,375% well exceeded the maximum, resulting in a payout of the maximum number of shares issuable. The adjusted book value per share growth rate was primarily attributed to the positive results of the Company’s profitability initiatives, and the outsized total shareholder return for the performance period was primarily due to the then-depressed trading prices of our common stock (which closed at $1.85 at the start of the performance period as compared to $27.28 at the end of the performance period).

Employee Benefits
Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs, and 401(k) plan match and profit-sharing plan contributions to the employee’s 401(k) plan, except that the Company provides additional life and disability insurance benefits to Messrs. Garateix and Lusk and the Company pays the employee share of premiums for Messrs. Garateix, Lusk and Moura under health insurance, dental insurance, vision insurance and life insurance. The profit-sharing contribution was equal to the lesser of 1% of the employee’s salary and $3,450 for 2025. All full-time Company employees, including our named executive officers, were eligible to participate. In addition, in 2025, we provided matching contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 100% of the first 3% of each employee’s contribution, and 50% of each employee’s next 2% of contribution, subject to applicable limitations. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and described in a footnote. Mr. Garateix also received an automobile allowance during 2025. We do not provide our named executive officers with any other material perquisites or similar personal benefits.
Insider Trading, Hedging and Pledging
Our Insider Trading Policy prohibits all directors, officers and employees from engaging in transactions in our common stock while in possession of material non-public
information and restricts directors, officers and other designated insiders from engaging in most transactions involving our common stock during certain periods for which we have determined those individuals are most likely to be aware of material, non-public
information. Our Insider Trading Policy also prohibits pledging of our common stock as collateral for a loan or holding such common stock in a margin account. Additionally, our Insider Trading Policy prohibits any officer, director or employee from, directly or indirectly, engaging in “short sales” of our common stock.
Our Insider Trading Policy does not have a specific policy that prohibits hedging transactions by our directors, executive officers, and employees. However, our Insider Trading Policy requires pre-clearance
from our Chief Financial Officer prior to any transactions in our securities, including hedging transactions. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our latest Annual Report on Form
10-K.
Clawback
Our Omnibus Incentive Plan provides that all awards granted under the plans are subject to any recoupment or clawback requirements imposed by any Company policy or applicable law, regulation or listing standards. We have a formal clawback policy regarding recovery of erroneously awarded compensation that complies with the final rules promulgated by the SEC and the NYSE. All awards made under the Omnibus Incentive Plan are subject to our clawback policy.
Timing of Equity Awards
The Company does not have a formal policy regarding the timing of equity awards in relation to the disclosure of material nonpublic information by the Company, and currently the Company does not award stock options. The Company makes annual equity awards to executive officers, including named executive officers, pursuant to the requirements of applicable employment agreements, typically at regularly scheduled predetermined board or committee meetings or at such other times as necessary for business purposes related to employee promotion, retention, or new hires. In addition, the Company makes annual equity awards to directors pursuant to its director compensation policy, typically in connection with the Company’s annual meeting of stockholders. The Company makes grants that are effective on or after the date when the Compensation Committee, as administrator of the Company’s equity plan, approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public
information, nor does the Company time disclosure of material non-public
information for the purpose of affecting the value of executive compensation.

Employment Agreements
Ernie Garateix—Employment Agreement
Mr. Garateix has an employment agreement with the Company, dated January 5, 2024 (the “Garateix Agreement”). Pursuant to the Garateix Agreement, Mr. Garateix is entitled to receive (i) an annual base salary of $850,000, subject to adjustment ($875,500 for 2025), (ii) an annual cash incentive with a threshold opportunity of 70% of annual base salary, a target opportunity of 120% of annual base salary, and a maximum opportunity of 190% of annual base salary based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value equal to 75% of annual base salary, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a threshold opportunity of 50% of the target opportunity a target opportunity of 120% of annual base salary and a maximum opportunity of 200% of the target opportunity, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Garateix Agreement, the Company will provide Mr. Garateix with medical, life, hospitalization and disability insurance.
Pursuant to the Garateix Agreement, in the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, Mr. Garateix will receive a lump-sum
cash severance payment equal to 1.5 times the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual cash incentive amount for the year of termination. In addition, all previously granted and unvested time-based awards will vest and all performance-based stock awards will be forfeited with no payment due upon such termination.
Pursuant to the Garateix Agreement, in the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix will be entitled to receive a lump-sum
cash severance payment equal to 1.5 times the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual cash incentive amount for the year of termination, plus an additional amount of annual cash incentive for the year of termination, prorated based on actual performance measured against the applicable performance criteria, all previously granted and unvested time-based awards will vest and all performance-based stock awards will vest at target level.
Pursuant to the Garateix Agreement, upon a termination of employment for any reason, Mr. Garateix would be subject to one-year
post-employment
non-solicitation,
non-interference
and
non-compete
restrictive covenants.
Kirk Lusk—Employment Agreement
Mr. Lusk has an employment agreement with the Company, dated January 5, 2024 (the “Lusk Agreement”). Pursuant to the Lusk Agreement, Mr. Lusk is entitled to receive (i) an annual base salary of $800,000, subject to adjustment ($824,000 for 2025), (ii) an annual cash incentive with a threshold opportunity of 30% of annual base salary, a target opportunity of 65% of annual base salary, and a maximum opportunity of 95% of annual base salary based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value equal to 40% of annual base salary which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a threshold opportunity of 50% of the target opportunity, a target opportunity of 50% of annual base salary and a maximum opportunity of 150% of the target opportunity, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Lusk Agreement, the Company will provide Mr. Lusk with medical, life, hospitalization and disability insurance.
Pursuant to the Lusk Agreement, in the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason, Mr. Lusk will receive a lump-sum
cash severance payment equal to the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual cash incentive amount for the year of termination (the “Lusk Severance Payment”). In addition, all previously granted and unvested time-based awards will vest and all performance-based stock awards will be forfeited with no payment due upon such termination.
Pursuant to the Lusk Agreement, in the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason after a change of control, Mr. Lusk will be entitled to receive the Lusk Severance Payment plus an additional amount of annual cash incentive for the year of termination, prorated based on actual performance measured against the applicable performance criteria, all previously granted and unvested time-based awards will vest and all performance-based stock awards will vest at target level.
Pursuant to the Lusk Agreement, upon a termination of employment for any reason, Mr. Lusk would be subject to one-year
post-employment
non-solicitation,
non-interference
and
non-compete
restrictive covenants.
Tim Moura—Employment Agreement
Mr. Moura has an employment agreement with the Company, dated January 5, 2024 (the “Moura Agreement”). Pursuant to Moura Agreement, Mr. Moura is entitled to receive (i) an annual base salary of $650,000, subject to adjustment (no change for 2025), (ii) an annual cash incentive with a threshold opportunity of 15% of annual base salary, a target opportunity of 19% of annual base salary, and a maximum opportunity of 40% of annual base salary based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value equal to 15% of annual base salary which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a threshold opportunity of 60% of the target opportunity, a target opportunity of 20% of annual base salary, and a maximum opportunity of 240% of the target opportunity which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Moura Agreement, the Company will provide Mr. Moura with medical, life, hospitalization and disability insurance.
Pursuant to the Moura Agreement, in the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason, Mr. Moura will receive a lump-sum
cash severance payment equal to the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual cash incentive amount for the year of termination (the “Moura Severance Payment”). In addition, all previously granted and unvested time-based awards will vest and all performance-based stock awards will be forfeited with no payment due upon such termination.
Pursuant to the Moura Agreement, in the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason after a change of control, Mr. Moura be entitled to receive the Moura Severance Payment plus an additional amount of annual cash incentive for the year of termination, prorated based on actual performance measured against the applicable performance criteria, all previously granted and unvested time-based awards will vest and all performance-based stock awards will vest at target level.
Pursuant to the Moura Agreement, upon a termination of employment for any reason, Mr. Moura would be subject to one-year
post-employment
non-solicitation,
non-interference
and
non-compete
restrictive covenants.

Equity Award Retirement Policy
The agreements governing the time-based and performance-based restricted stock awards include a provision that would accelerate vesting of the awards upon a named executive officer’s retirement, as defined in the Omnibus Incentive Plan. Specifically, upon the named executive officer’s retirement, (i) a pro-rated
amount of the time-based restricted stock would vest on the date of retirement, (ii) a pro-rated
amount of the performance-based restricted stock granted in any year prior to the year of retirement would be eligible to vest based on the ultimate outcome of the performance conditions, and (iii) any performance-based restricted stock granted in the year of retirement would be forfeited.
Equity Compensation Plan Information
The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holder(s)	—	$—	2,026,449
Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	2,026,449

(1)
The equity awards outstanding as of December 31, 2025 consist of time-based restricted stock and performance-based restricted stock issued under the Omnibus Incentive Plan, which shares are already issued and outstanding and therefore are not reflected in this table.

Pay Versus Performance
The following table summarizes the relationship between executive “Compensation Actually Paid” (or “CAP”) and certain financial performance of the Company for the years ended December 31, 2025, 2024, and 2023, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in millions)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2025	$5,341,897	$25,292,471	$1,961,837	$7,588,184	$1,625.56	$195.59
2024	$4,334,512	$8,726,817	$1,890,683	$3,303,686	$672.22	$61.54
2023	$4,998,446	$6,496,734	$2,112,965	$2,601,096	$362.22	$45.31
Column (b)
. Reflects compensation amounts reported in the “Summary Compensation Table” or “SCT” for our PEO, Ernie Garateix, for the respective years shown.
Columns (c) & (e)
. Represent the amount of “Compensation Actually Paid” to our PEO and the average amount of “Compensation Actually Paid” to our non-PEO
NEOs as a group (excluding our PEO), as computed in accordance with Item 402(v) of Regulation
S-K.
This amount does not reflect the total compensation actually realized or received by our PEO or non-PEO
NEOs. In accordance with Item 402(v) of Regulation
S-K,
these amounts reflect “Total” compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below. Fair value or change in fair value, as applicable, of equity awards, as shown in the table below, was determined by reference to (1) for time-based restricted stock and restricted stock unit awards, the closing price per share on the applicable year-end
date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (2) for performance-based restricted stock awards, the same valuation methodology as restricted stock awards above except that the year-end
values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date. For information regarding decisions made by our Compensation Committee with respect to our NEOs’ compensation for each fiscal year, please see the “Executive Compensation” section of this proxy statement and the proxy statement for the 2025 annual meeting of stockholders.

	2025		2024		2023
	PEO	Avg. Non-PEO NEOs	PEO	Avg. Non-PEO NEOs	PEO	Avg. Non-PEO NEOs
Reported SCT Total ($)	5,341,897	1,961,837	4,334,512	1,890,683	4,998,446	2,112,965
Reported SCT Stock Award Value ($)	2,757,824	678,551	1,657,500	473,750	2,475,000	825,000
Reported SCT Option Award Value ($)	—	—	—	—	—	—
Year-end FV of Awards Granted in the Applicable FY ($)	6,253,330	1,495,932	2,490,664	696,639	3,515,688	1,198,526
Change in FV of Awards Granted in Prior Years that were Unvested as of Applicable FY End ($)	14,203,923	4,137,493	2,632,722	923,158	(146,300)	(45,645)
Change in FV of Awards Granted in Prior Years that Vested in the Applicable FY ($)	2,251,145	671,474	926,419	266,956	634,251	166,478
Change in Dividend Accrued in the Applicable FY ($)	—	—	—	—	(30,351)	(6,227)
Compensation Actually Paid ($)	25,292,471	7,588,184	8,726,817	3,303,686	6,496,734	2,601,096
Column (d)
. The following
non-PEO
NEOs are included in the average figures shown for each covered year: Kirk Lusk and Tim Moura for 2025, 2024 and 2023.

Column (f)
. Calculated in the same manner as required under Item 201(e) of Regulation
S-K,
represents
the cumulative total shareholder return (“TSR”) of Heritage for the measurement periods ending on December 31, 2025, 2024 and 2023, respectively, which illustrates the value, as of the last day of the applicable measurement period, of an investment of $100 in Heritage common stock on December 31, 2022.
Colum (h)
. Reflects “Net Income” in our consolidated statements of operations included in our Annual Reports on Form
10-K
for the years ended December 31, 2025, 2024 and 2023.
Relationship between Pay and Performance
The chart below provides an illustration of the relationship between CAP and the total shareholder return of Heritage. The amount of CAP to our PEO and the average amount of CAP to our
Non-PEO
NEOs as a group (excluding our PEO) is aligned with our cumulative TSR over the three years presented in the table.

Compensation Actually Paid vs Total Shareholder Return
Compensation Actually Paid (in thousands)
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Total Shareholder Return
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
2023
2024
2025
Compensation Actually Paid to PEO (in thousands)
Average Compensation Actually Paid to Non-PEO NEOs (in thousands)
Total Shareholder Return

The chart below provides an illustration of the relationship between CAP and net income. The amount of CAP to our PEO and the average amount of CAP to our
Non-PEO
NEOs as a group (excluding our PEO) is aligned with our net income over the three years presented in the table.

Compensation Actually Paid vs Net Income
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Compensation Actually Paid (in thousands)
$225
$200
$175
$150
$125
$100
$75
$50
$25
$0
Net Income (in $millions)
2023
2024
2025
Compensation Actually Paid to PEO (in thousands)
Average Compensation Actually Paid to Non-PEO NEOs (in thousands)
Net Income (in millions)

DIRECTOR COMPENSATION

The following table summarizes the annual compensation for our non-employee directors during 2025, pursuant to our non-employee director compensation policy. The Board approved an updated non-employee director compensation policy for 2025, providing that each non-employee director is entitled to an annual cash retainer of $130,000 (increased from $125,000 in 2024) and an annual grant of common stock with a value of $60,000 as of the grant date (changed from a grant of restricted stock with a one year vesting period with a grant date value of $40,000 in 2024). In addition, (i) each member of a committee of the Board is entitled to an additional annual cash retainer of $2,500 (no change from 2024), (ii) the chair of the Audit Committee of the Board is entitled to an additional $8,000 annual cash retainer (increased from $5,000 in 2024), (iii) the chair of the Compensation Committee of the Board is entitled to an additional $6,000 annual cash retainer (increased from $5,000 in 2024), (iv) the chair of the Corporate Governance and Nominating Committee of the Board is entitled to an additional $5,000 annual cash retainer (no change from 2024), and (v) the chair of the Board, to the extent the chair is a non-employee director, is entitled to an additional annual cash retainer of $65,000. Non-employee directors are also reimbursed for incidental expenses associated with attending each Board and Committee meeting.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation		Total ($)
Pete Apostolou	$132,500	$60,000	—		$192,500
Irini Barlas	$137,750	$60,000	—		$197,750
Mark Berset(2)	$95,000	$60,000	—		$155,000
Nicholas Pappas(3)	$133,750	—	—		$133,750
Joseph Vattamattam	$135,000	$60,000	—		$195,000
Vijay Walvekar(4)	$132,500	—	—		$132,500
Paul Whiting	$136,750	$60,000	—		$196,750
Richard Widdicombe	$171,875	$60,000	$79,998	(5)	$311,873

(1)

The amounts in the “Stock Awards” column represent the annual restricted stock awards granted on June 10, 2025 pursuant to the non-employee director compensation program and reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2025 grants, refer to Note 23 to our financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K filed with the SEC.

(2)	Mr. Berset resigned from the Board on September 23, 2025.
(3)	Mr. Pappas did not stand for re-election at the 2025 annual meeting of stockholders held on June 10, 2025.
(4)	Mr. Walvekar did not stand for re-election at the 2025 annual meeting of stockholders held on June 10, 2025.
(5)

This amount represents compensation paid to Mr. Widdicombe for providing consulting services to the Company. The Company engaged Mr. Widdicombe beginning in June 2023 to provide consulting services specific to the Company’s claims operations. For his services in 2025, Mr. Widdicombe was paid a monthly fee of $8,333 from January through June 2025 and $5,000 from July through December 2025. The Company believes Mr. Widdicombe is in the best position to provide those services given his over 35 years of experience in the insurance industry, expertise in the subject matter and familiarity having previously served as President of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three non-employee directors, Irini Barlas, Joseph Vattamattam and Paul Whiting, each of whom the Board has determined to be an independent director as defined in the rules of the NYSE. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2025, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at each of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control matters. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors under the rules adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by the Audit Committee of the Board of Directors, April 20, 2026 Irini Barlas (Chairwoman) Joseph Vattamattam Paul Whiting

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The approximate fees billed by Plante & Moran for 2025 and 2024 are set forth below:

Fees	Fiscal Year Ended December 31, 2025 ($)	Fiscal Year Ended December 31, 2024 ($)
Audit Fees(1)	$1,322,735	$1,240,335
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,322,735	$1,240,335

(1)

Audit fees include fees billed for professional services rendered and related travel costs for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Audit fees include the review of periodic filings with the SEC. Audit fees also include (a) for both 2025 and 2024, fees for consents to our registration statements and (b) for both 2025 and 2024, fees for procedures relating to the Company’s sponsored catastrophe bonds.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings. Plante & Moran did not perform non-audit services for the Company in 2025, however the approval of such services if necessary in the future would follow the policies and procedures described above.

All services provided by Plante & Moran during the fiscal year ended December 31, 2025 and December 31, 2024 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Policy and Procedures

The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, 5% stockholders and affiliates or immediate family members thereof. The Board has delegated to the Audit Committee the authority to review and approve the material terms of any proposed related party transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the related party or us.

Related Party Transactions

The following is a description of transactions since January 1, 2024, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 and 1% of our average total assets at year-end for the last two fiscal years, and in which any of our directors, executive officers or 5% stockholders, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We have entered into such transactions in the ordinary course of business.

Employment of Kevin Widdicombe

Kevin Widdicombe, the son of Richard Widdicombe, our Chairman, joined the Company in July 2013 as a Risk Modeling Analyst. His current role at Heritage is BI Analyst. Mr. K. Widdicombe holds a bachelor’s degree in Risk Management and Insurance from Florida State University. Mr. K. Widdicombe reports directly to the Data Warehouse Manager. In 2025 and 2024, Mr. K. Widdicombe received total cash compensation of approximately $183,040 and $187,100, respectively. Mr. K. Widdicombe also participates in the Company’s benefit plans that are made available to all employees.

OTHER INFORMATION

Stockholder Proposals for the 2027 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company at the address listed below under the heading “Available Information” on or before December 31, 2026. Stockholder proposals and director nominations pursuant to the advance notice provision of the Company’s Bylaws to be presented at the 2027 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 10, 2027, and no later than March 12, 2027, in accordance with the procedures in the Company’s Bylaws.

Stockholders providing notice to the Company under the SEC’s Rule 14a-19 who intend to solicit proxies in support of nominees submitted under the advance notice provision of the Company’s Bylaws for the 2027 annual meeting of stockholders must comply with the advance notice deadline set forth above, the requirements of the Company’s Bylaws and the additional requirements of Rule 14a-19(b).

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement and other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one copy of our proxy materials and other proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of our proxy statement (and any other proxy materials and documents sent therewith), as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: Computershare, P.O. Box 43078, Providence, Rhode Island 02940-3078. In addition, stockholders who currently receive multiple copies of our proxy statement and other proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Available Information

We will deliver without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Notice, this proxy statement and our Annual Report. A request for a copy of any of these documents should be directed to Heritage Insurance Holdings Inc., 1401 N Westshore Blvd., Tampa, Florida 33607, Attention: Corporate Secretary, Telephone: (727) 362-7200.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., ET, on June 9, 2026. Online Go to www.investorvote.com/HRTG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.investorvote.com/HRTG 2026 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3, and for every 1 YEAR on Proposal 4. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Panagiotis (Pete) Apostolou 02—Irini Barlas 03—Ernie Garateix 04—Joseph Vattamattam 05—Paul L. Whiting 06—Richard Widdicombe 2. Ratification of Appointment of Plante & Moran, PLLC to Serve as For Against Abstain 3. Approval, on an Advisory Basis, of the Compensation of the For Against Abstain the Company’s Independent Registered Public Accounting Firm Company’s Named Executive Officers for the Fiscal Year Ending December 31, 2026 4. Approval, on an Advisory Basis, of the Frequency of 1 YR 2 YRS 3 YRS Abstain Future Advisory Votes on the Compensation of the Company’s Named Executive Officers B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 UPX 04A9HE

The 2026 Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. will be held on Wednesday, June 10, 2026 at 10:00 a.m. ET, both virtually via the internet at meetnow.global/MLWAMA4 and in person at The Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, FL 33607 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HRTG qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Heritage Insurance Holdings, Inc. Notice of 2026 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2026 Richard Widdicombe and Ernie Garateix (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. (the “Company”) to be held on June 10, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees, FOR the ratification of the appointment of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers and for 1 YEAR, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company’s named executive officers. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.